Exhibit 99.2

FDA Conference Call Script

September 9 - 9:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss U.S. FDA approval status of the LuViva Advanced Cervical Scan.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2012, any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

On the afternoon of Friday September 6, we received from the U.S. Food and Drug Administration what is referred to as a not-approvable letter regarding our amended premarket approval application for the LuViva Advanced Cervical Scan. In the letter, the FDA advised us that the PMA was not yet approvable in its current form and that the company needed to address a few questions in order to place the PMA in approvable form.

The FDA letter contained new questions pertaining to three areas of our amended PMA application.

1)	An analysis requested by FDA and included in our amended PMA specific to a) patient follow up data and b) combining human papillomavirus test results with the LuViva result in a patient management algorithm.
2)	Procedures related to the cleaning and disinfection of the LuViva device
3)	A technical question pertaining to the optics of the device.

We believe we have on hand information to successfully answer the questions pertaining to cleaning and disinfection and the optics. After consultations with our regulatory consultant, we plan to work with FDA to resolve the remaining question pertaining to the analysis of the clinical data.

Our FDA consultants tell us they believe the issues can be resolved successfully and, most importantly, that the LuViva is approvable.

While we have 180 days to respond to the agency’s questions, we plan to move aggressively to get this done. Our first step is to set up a meeting with the agency to develop a plan to address the three questions. Once we agree to a plan we will make an announcement to update everyone.

While we are clearly unhappy with the FDA’s latest response, we have made considerable progress by responding to more than 100 questions during the review process.

The U.S. is an important market for the product, and we believe that we will ultimately receive home country approval; we also believe that the international market provides tremendous opportunity for growth today.

We have proven that we can successfully navigate the regulatory process. We have received regulatory approval to sell LuViva in Europe with the Edition 3 CE mark, and have marketing approvals from Health Canada and Singapore Health Sciences Authority. We are currently in the process of filing for approval in Mexico and we continue to aggressively expand our markets in the Middle East, Asia, Africa and Latin America.

Importantly, I will be at a meeting later this week with the Ministry of Health in Mexico with our current distribution partner. We are also supporting the placement of devices with the Ministry of Health in Turkey and in servicing of devices in Canada, Africa and Europe.

We continue to enjoy growing support from the medical and scientific community for LuViva with recent publications in the prestigious peer-reviewed journal Gynecologic Oncology and the official publication of the European Hospital and Healthcare Federation called Hospital Healthcare Europe. LuViva has been invited to be part of an important national clinical study in the United Kingdom as part of a restructuring of the standard of care to include HPV for screening. As we have stated before, we are also involved with the Turkish Ministry of Health in a large scale project and have marketing studies underway in Canada.

As we have stated, a greater percentage of our initial international sales are coming from high margin disposables. As a result of this sales mix, and the lower capital requirements for a launch outside the U.S., our path to breakeven is currently expected to come as early as 2014.

Today we have 20 countries under definitive distribution agreements in Europe, North America, Asia and Africa, which represents about ten percent of the international opportunity. These agreements bring the aggregated potential revenues over the next three years from JUST the contractually agreed to minimum orders, to approximately 41 million dollars. This is a conservative number given that it is just the contractual minimums and does not include any preliminary or future agreements. Thus far in 2013, 3.5 million dollars of the 41 million dollars in contractual minimum orders have been converted to actual purchase orders. I would still advise our investors that achieving these goals is subject to the acquisition and maintenance of local approvals in an environment of increasing regulatory stringency, as well as the successful and timely launch of the product, and the performance of our distributors.

Finally, I’d like to restate our goals for the remainder of 2013:

•	First, we are obviously focused on wrapping up this process with FDA as soon as possible so we can receive approval that we expect for LuViva and open the U.S. market. During the process, we’ll keep you updated.
•	Next, we plan to continue to ramp up our manufacturing and are supporting the international rollout to move us toward breakeven in 2014.
•	Third, as part of our international rollout, we expect to continue to sign additional definitive agreements for distribution in Europe, Africa, Latin America and Asia.

Thank you for your time this morning. As I mentioned, our FDA consultants believe that these latest questions can be resolved successfully and that LuViva is approvable.

I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to updating you on our progress.